Exhibit 99.1

Press Release

For immediate release

PlanGraphics Cleared for OTC Bulletin Board Trading

FRANKFORT, Ky., June 16, 2008—PlanGraphics, Inc. (OTCBB: PGRA) received notice on June 13, 2008, that the Financial Industry Regulatory Authority, Inc. (“FINRA”) has cleared Spartan Securities Group’s request for an unpriced quotation on the OTC Bulletin Board and Pink Sheets for the Company’s common stock (no par value) pursuant to NASD Rule 6640 and Rule 15c2-11 under the Securities Exchange Act of 1934. The Company’s symbol now appears as PGRA.OB on many quotation systems.

Spartan Securities Group, Ltd. is a privately-held, full service investment banking firm with a dedicated team of professionals serving the needs of emerging growth companies. By leveraging their accumulated knowledge and experience, they are able to deliver innovative financial solutions and advisory services including capital formation, corporate finance, institutional sales and trading, and wealth management. A member of FINRA and SIPC, Spartan is located in St. Petersburg, Fla., Tel: (727) 502-0508. On the Web: www.spartansecurities.com PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm providing a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics’ experience with spatial information systems and e-services capabilities provides a critical discriminator among other IT consulting and integration firms. PlanGraphics has headquarters in Frankfort, Ky., and regional offices in Maryland and Colorado. On the Web: www.plangraphics.com.

Contact: Fred Beisser, Senior Vice President—Finance, Tel: (720) 851-0716 or email: fbeisser@plangraphics.com